Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

HAWTHORN BANCSHARES, INC.

The undersigned, for the purpose of restating the Articles of Incorporation of Hawthorn Bancshares, Inc., a Missouri corporation (the “Corporation”), in accordance with Section 351.106 of The General and Business Corporation Law of Missouri, does hereby make and execute these Restated Articles of Incorporation and does hereby certify that:

I. The name of the Corporation is Hawthorn Bancshares, Inc., and the name under which it was originally organized was Exchange National Bancshares, Inc.

II. The Restated Articles of Incorporation of the Corporation adopted by a majority of the Corporation’s Board of Directors on August 8, 2007 is as follows:

FIRST. The name of the Corporation is: Hawthorn Bancshares, Inc.

SECOND. The address, including street and number, of its registered office in the State of Missouri is 300 Southwest Longview Boulevard, Lee’s Summit, Missouri 64081 and the name of its registered agent at such address is James E. Smith.

THIRD.

(a) The total number of shares of capital stock which the Corporation shall have authority to issue is 16,000,000, of which (i) 15,000,000 shares shall be common stock, of the par value of $1.00 per share (hereinafter referred to as “Common Stock”) and (ii) 1,000,000 shares shall be preferred stock, of the par value of $0.01 per share (hereinafter referred to as “Preferred Stock”). All shares of Common Stock and Preferred Stock shall be fully paid up when issued and shall be non-assessable.

Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such shareholder on all matters voted upon by the shareholders.

The Board of Directors is authorized, by adopting resolutions to such effect, to divide the shares of Preferred Stock into one or more series, to provide for the issuance of, or a change in the number of, shares of any series of Preferred Stock and, by filing a certificate pursuant to the law of the General and Business Corporation Law of Missouri (if and to the extent from time to time required by law), to establish or change the number of shares to be included in any such series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of each such series. Shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Corporation, the Board of Directors on May 24, 2000, adopted the following resolution creating a series of Ten Thousand (10,000) shares of Preferred Stock designated as Series A Preferred Stock, $0.01 par value:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended (the “Articles of Incorporation”), a series of Preferred Stock, $0.01 par value, of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be Ten Thousand (10,000). Such number of             shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares outstanding plus the number of shares reserved for issuance upon the exercise of outstanding rights to purchase or convert into shares of Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per share (the “Common Stock”), of the Corporation and of any other class of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred Stock (together with the Common Stock, the “Junior Stock”), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash in an amount per share (rounded to the nearest cent), equal to the product of the Series A Multiple (as defined below) then in effect times the aggregate per share amount of all cash dividends declared (but not withdrawn) on the Common Stock, plus the product of the Series A Multiple then in effect times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared (but not withdrawn) on the Common Stock.

(B) As used herein, the Series A Multiple shall initially be 1,000. In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Series A Multiple shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(C) The Board of Directors of the Corporation shall not declare a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) unless it shall concurrently therewith declare a dividend or distribution on the Series A Preferred Stock. Payment of a dividend or distribution determined on the Series A Preferred Stock shall be in preference to payment of any dividend or distribution on any Junior Stock.

(D) The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. Except as otherwise provided herein or by law and in addition to any rights provided in the Articles of Incorporation, the holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes on all matters submitted to the shareholders of the Corporation equal to the product of the Series A Multiple then in effect times the number of votes that each share of Common Stock entitles its holder to vote at a meeting of the shareholders of the Corporation.

(B) The holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) The holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions on             shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends (other than a dividend payable in shares of Common Stock) on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock (“Parity Stock”), except dividends paid ratably on the Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any Parity Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for             shares of any Junior Stock; or

(iv) purchase or otherwise acquire for consideration any             shares of Series A Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any             shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other Certificate of Designation establishing a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the             shares of Series A Preferred Stock shall be entitled to receive, in preference to the holders of any Junior Stock, the greater of (a) $1,000.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share equal to the product of the Series A Multiple then in effect times the aggregate amount to be distributed per share to holders of Common Stock.

(B) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Parity Stock shall not receive any distributions except for distributions made ratably on the Series A Preferred Stock and all other such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the product of the Series A Multiple then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock, or any similar stock that specifically provides that it shall rank prior to the             shares of Series A Preferred Stock, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing herein shall preclude the Board of Directors from creating any series of Preferred Stock or any similar stock ranking on a parity with or prior to the shares of Series A Preferred Stock as to the payment of dividends or the distribution of assets.

Section 10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Section 11. Amendment. The Articles of Incorporation, including this Certificate of Designation establishing the shares of the Series A Preferred Stock, shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding             shares of Series A Preferred Stock voting separately as a class.

(b) No holder of any shares of stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

(c) Section 351.459 (as amended from time to time) of The General and Business Corporation Law of Missouri shall apply to any business combination (as defined in such law from time to time) of the Corporation with any interested shareholder (as defined in such law from time to time) of the Corporation.

FOURTH. The name and place of residence of the incorporator are as follows:

Name	Residence
Brian J. Hynes	3130 Woodview Ridge Drive, Apt. 302 Kansas City, Kansas 66103

FIFTH.

(a) The number of directors to constitute the first Board of Directors of the Corporation is six. Thereafter the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Any change in the number of directors shall be reported to the Secretary of State within 30 calendar days of such change, or within such other period, if any, as may then be required by law.

The persons to constitute the first Board of Directors, each of whom shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal, are as follows:

Harold G. Butzer
Donald L. Campbell
Charles G. Dudenhoeffer, Jr.
Philip D. Freeman
David R. Goller
James R. Loyd

(b) The members of the Board of Directors shall be divided into three classes (to be designated as Class I, Class II and Class III), as nearly equal in number as the then total number of Directors constituting the whole Board of Directors permits, with the terms of office of one class expiring each year. Mr. Dudenhoeffer and Mr. Freeman are hereby named as Class I Directors to hold office for a term expiring at the annual meeting of shareholders in 1993 and until their successors are duly elected and qualified or until their earlier resignation or removal; Mr. Goller and Mr. Loyd are hereby named as Class II Directors to hold office for a term expiring at the annual meeting of shareholders in 1994 and until their successors are duly elected and qualified or until their earlier resignation or removal; and Mr. Butzer and Mr. Campbell are hereby named as Class III Directors to hold office for a term expiring at the annual meeting of shareholders in 1995 and until their successors are duly elected and qualified or until their earlier resignation or removal. At each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

(c) Any vacancy in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such Directors shall have been chosen and until their successors shall be elected and qualified or until their respective earlier resignation or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director.

(d) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any Director or the entire Board of Directors of the Corporation may be removed at any time, but only in the following ways: (i) by a majority of the Directors then in office for cause; or (ii) with or without cause, by the affirmative vote of the holders of two-thirds (2/3) or more of the outstanding shares of stock of the Corporation entitled to vote. The term “for cause” is hereby exclusively defined and limited to mean commission of a felony, or a finding by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the Director’s duty to the Corporation in a matter of substantial importance to the Corporation, where such adjudication is no longer subject to direct appeal.

(e) Advance notice of nomination for the election of Directors other than nominations by the Board of Directors or a committee thereof shall be given to the Corporation in the manner provided in the Bylaws.

SIXTH. The duration of the Corporation is perpetual.

SEVENTH. The purpose for which the Corporation is formed is to engage in any lawful business for which corporations may be organized under The General and Business Corporation Law of Missouri, including, without limitation, that of a bank holding company.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

EIGHTH. Except as may be otherwise specifically provided by statute, as from time to time amended, all powers of management, direction and control of the Corporation shall be, and hereby are, vested in the Board of Directors.

NINTH. The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, unless otherwise required by law, the Bylaws of the Corporation may from time to time be altered, amended or repealed, or new Bylaws may be adopted, in any of the following ways: (a) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of two-thirds (2/3) or more of the outstanding shares of stock of the Corporation entitled to vote; or (b) by resolution adopted by a majority of the full Board of Directors at a meeting thereof or a written statement of unanimous consent; provided, however, that the power of the directors to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, may be denied as to any Bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

TENTH.

10.1 Limitation of Liability. No person shall be liable to the corporation or its shareholders for loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by such person as a director or officer of the corporation or by any Other Enterprise (as hereinafter defined) which such person serves or has served as a director or officer at the request of the Corporation, if such person (a) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for the Corporation, or for such Other Enterprise, or upon statements made or information furnished by directors, officers, employees or agents of the Corporation, or of such Other Enterprise, which such person had no reasonable grounds to disbelieve.

10.2 Indemnification, Generally. In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the other sections of this Article TENTH, the Corporation shall indemnify and advance expenses to each person who is or was an officer or director of the Corporation to the full extent permitted by the laws of the State of Missouri as in effect on the date of the adoption of these Articles of Incorporation and as may hereafter be amended.

10.3 Right to Indemnification. The Corporation shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Corporation or by third parties) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of any Other Enterprise against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Corporation shall not be required to indemnify or advance expenses to any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, provided, further, that the Corporation shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by the Board of Directors of the Corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person’ s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Notwithstanding anything to the contrary in this section 10.3, no indemnification under this section 10.3 shall be made in respect of expenses, penalties or other payments incurred by a person subject to indemnification hereunder in connection with any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action by a person seeking indemnification hereunder in the form of payments to the Corporation.

10.4 Enforcement of Indemnification. In the event the Corporation refuses to indemnify any person or persons who may be entitled to be indemnified or to have expenses advanced under this Article TENTH, such person or persons shall have the right to maintain an action in any court of competent jurisdiction against the Corporation to determine whether or not such person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the person or persons is determined to be entitled to such indemnification or advancement of expenses, such person or persons shall be reimbursed by the Corporation for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

10.5 Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the Corporation. In no event shall any advance be made in instances where the Board, independent legal counsel or shareholders reasonably determines that such person would not be entitled to indemnification hereunder.

10.6 Non-Exclusivity. The indemnification and the advancement of expenses provided by this Article TENTH shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, these Articles of Incorporation or the Bylaws of the Corporation or any agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Corporation may have to make additional indemnifications with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TENTH shall continue as to a person who has ceased to be a director or officer of the Corporation, and as to a person who has ceased serving at the request of the Corporation as a director or officer of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.7 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, agent or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, agent or employee of any Other Enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TENTH, other than liability arising out of or in connection with any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in civil money penalties against him or the Corporation.

10.8 Vesting of Rights. The rights granted or created hereby shall be vested in each person entitled to indemnification hereunder as a bargained-for, contractual condition of such person’s acceptance of his election or appointment as a director or officer of the Corporation or serving at the request of the Corporation as a director or officer of any Other Enterprise and, while this Article TENTH may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such person under this Article TENTH with respect to any act taken or the failure to take any act by such person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

10.9 Definitions. For purposes of this Article TENTH, references to:

(a) “The Corporation” shall, if and only if the Board of Directors shall determine, include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of any Other Enterprise shall stand in the same position under the provisions of this Article TENTH with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity;

(b) “Other Enterprises” or “Other Enterprise” shall include, without limitation, The Exchange National Bank of Jefferson City or any other corporation, partnership, joint venture, trust or employee benefit plan;

(c) “fines” shall include any excise taxes assessed against a person with respect to an employee benefit plan;

(d) “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim; and

(e) “serving at the request of the Corporation” shall include any service as a director or officer of a corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article TENTH.

For the purpose of this Article TENTH, unless the Board of Directors of the Corporation shall determine otherwise, any director or officer of the Corporation who shall serve as a director or officer of The Exchange National Bank of Jefferson City or any Other Enterprise of which the Corporation, directly or indirectly, is a shareholder or creditor, or in which the Corporation is in any way interested, shall be presumed to be serving as such director or officer at the request of the Corporation. In all other instances where any person shall serve as a director or officer of an Other Enterprise, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation shall determine whether such person is or was serving at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service, which determination shall be final and binding on the Corporation and the person seeking indemnification or advancement of expenses.

10.10 Severability. If any provision of this Article TENTH or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article TENTH and the application of such provision to other persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons or entities and to give the maximum possible protection to persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any director or officer of the Corporation or any person who is or was serving at the request of the Corporation as a director or officer of any Other Enterprise, is entitled under any provision of this Article TENTH to indemnification by the Corporation for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

ELEVENTH. Insofar as it is permitted under the laws of the State of Missouri and except as may be otherwise provided by the Bylaws of the Corporation, (a) no contract or other transaction between this Corporation and any other corporation, partnership, association or other organization shall be void or voidable solely by reason of the fact that any director or officer of this Corporation is interested in, or is a member, shareholder, director or officer of such other corporation, partnership, association or other organization; and (b) any director or officer of this Corporation, individually or jointly with one or more other directors or officers of this Corporation, may be a party to, or may be interested in, any contract or other transaction of this Corporation or in which this Corporation is interested, and no such contract or other transaction shall be void or voidable solely thereby.

TWELFTH. The books and records of account of the Corporation may be kept (subject to any provision contained in the statutes of the State of Missouri) outside the State of Missouri at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation; provided, however, that the Corporation shall keep at its registered office or principal place of business in the State of Missouri, or at the office of its transfer agent in the State of Missouri, if any, books and records in which shall be recorded the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount paid for the shares, and by whom, and the transfer of such shares with the date of transfer.

THIRTEENTH. Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person” to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

FOURTEENTH. The Corporation reserves the right to alter, amend or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter permitted or prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation and subject to Article FIFTEENTH of this Certificate of Incorporation; provided, however, that no such alteration, amendment or repeal may be made except in accordance with Article FIFTEENTH.

FIFTEENTH. None of the provisions of Articles THIRD, FIFTH, NINTH, TENTH, FOURTEENTH, or this Article FIFTEENTH may be altered, amended or repealed except upon the affirmative vote at any annual or special meeting of the shareholders, of the holders of at least two-thirds (2/3) or more of the outstanding shares of stock entitled to vote, nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to the Certificate of Incorporation be altered, amended or repealed which in either instance are in conflict or inconsistent with Articles THIRD, FIFTH, NINTH, TENTH, FOURTEENTH, or this Article FIFTEENTH except upon such two-thirds (2/3) or more shareholder vote. Any inconsistency developing between the provisions of a Bylaw and any provisions of this Certificate of Incorporation shall be controlled by this Certificate of Incorporation.

III. The Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as theretofore amended, and they hereby supersede the original Articles of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, these Restated Articles of Incorporation have been executed on behalf of the Corporation by its President as of August 9, 2007.

HAWTHORN BANCSHARES, INC.
By:	/s/ David T. Turner

David T. Turner, President